Exhibit 10.73

DEVELOPMENT SERVICES AGREEMENT This Development Services Agreement (the “ Agreement ”) is entered into and effective nunc pro tunc as of June 19 , 2024 (the “ Effective Date ”) by and between Athena Bitcoin, Inc . , a Delaware Corporation (“ Company ”), and PSBC, LLC, a Delaware Limited Liability Company (“ Developer ”) . WHEREAS, Company owns and/or operates one or more networks of Bitcoin ATMs; WHEREAS, Company desires to retain Developer to develop a Bitcoin ATM software platform for Developer’s ownership and use in connection with the operation of Bitcoin ATMs (the “ Product ”) ; and WHEREAS, Developer is willing to develop the Product for Company, pursuant to the terms and conditions of this Agreement ; NOW, THEREFORE, in consideration of the relationship between the parties, the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows : 1. Definitions . The following terms shall have the following meanings: 1. “ Affiliate ” means with respect to any Person, any other Person controlling, controlled by or under common control with such first Person . The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise . 2. “ Confidential Information ” shall mean any information disclosed by either Company or Developer to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, research, product plans, products, services, software, know - how, ideas, inventions (whether or not patentable), processes, designs, drawings, engineering, hardware configuration information, marketing or financial documents, customer information and other technical, business or financial information), which is designated as “Confidential,” “Proprietary” or some similar designation or which should reasonably be understood to be confidential by the recipient at the time of disclosure . Confidential Information may also include information disclosed to Company or Developer by third parties . Notwithstanding the foregoing, Confidential Information will not include any information which (a) is publicly known and made generally available in the public domain prior to the time of disclosure by Company or Developer ; (b) is made generally available through no wrongful act of the disclosing party or others who were under confidentiality obligations as to the item or items involved ; (c) is already in the possession of the receiving party at the time of its disclosure by the disclosing party ; or (d) is independently developed by a party without reference to the other party’s Confidential Information . 3. “ Deliverables ” shall mean the items to be delivered by Developer to Company in connection with any Development Task, as set forth in the applicable Statement of Work. 4. “ Development Schedule ” shall mean the schedule for completion of the Development Task, as set forth in the applicable Statement of Work. 5. “ Development Task ” shall mean the development work to be performed by Developer pursuant to this Agreement and the Statement of Work. 6. “ Emergency ” shall mean any situation that significantly impacts the Company’s ability to continue its operations, including but not limited to the bankruptcy or insolvency of Developer, DocuSign Envelope ID: 036A0986 - F860 - 4070 - 8D0F - F6EC9537AFB9 PFS:009868.0003.3325190.1

PFS:009868.0003.3325190.1 termination of Developer’s business, or a material or prolonged failure to meet the requirements established in this Agreement. 7. “ Intellectual Property Rights ” shall mean all : (a) copyright, invention, patents, and rights in trademarks, designs, know - how and confidential information (whether registered or not) ; (b) applications for registration and the right to apply for registration for any of these rights ; and (c) all other intellectual property rights and equivalents or similar forms of protection existing anywhere in the world . 8. “ New Technology ” shall mean tangible results and items arising out of or constituting the results of the Development Task, which shall include the Deliverables, Source Code, infrastructure, programmers’ documentation, specifications, and other design documentation, as well as all works made specifically and for the sole benefit of Company . New Technology shall not include any and all Source Code, programmers’ documentation, specifications, and other design documentation, intellectual property, copyrights, patents as well as all derivative works and modifications thereof, developed prior to the date of this Agreement or conceived or made on or after the effective date of this Agreement for third parties who are not a party to this Agreement . 9. “ Open Source Code ” means any software that is distributed under “open source” or “free software” terms, including any software distributed under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any software distributed with any license term or condition that : (a) requires or could require, or conditions or could condition, the use or distribution of such software on the disclosure, licensing or distribution of any source code for any portion of such software or any derivative work of such software ; or (b) otherwise imposes or could impose any limitation, restriction or condition on the right or ability of the licensee of such software to use or distribute such software or any derivative work of such software . 10. “ Source Code ” shall mean the human - readable or other preferred version of software, instructions, scripts and the like, and that, when compiled, becomes an object code version of such software . 11. “ Specifications ” shall mean the technical and other specifications for the Deliverables and Development Task, as set forth in the applicable Statement of Work . 12. “ Statement of Work ” or “ Statements of Work ” shall mean the statement of work attached hereto as Exhibit A , and any additional statements of work executed by the parties and identifying this Agreement . 13. “ Task Description ” shall mean a description o f the development work to be performed by Developer, a s se t forth in the applicable Statement of Work . 2. Development, Delivery and Acceptance . 1. Development . (a) Developer shall provide such development services with regard to each Development Task, and shall deliver the Deliverables, pursuant to the Statement of Work of Exhibit A hereto, and any additional Statements of Work as may be agreed to between Company and Developer in writing . Unless otherwise expressly stated in a specific Statement of Work, the provisions of this Agreement shall govern each Statement of Work . (b) All development work shall be at Developer’s sole expense, except as set forth in Section 5 below or as may otherwise be specified in an applicable Statement of Work. 2 DocuSign Envelope ID: 036A0986 - F860 - 4070 - 8D0F - F6EC9537AFB9

determining authorship of any copyright in the New Technology. If for any reason the New Technology, or any 3 PFS:009868.0003.3325190.1 (c) Developer certifies that Developer has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Developer from complying with the provisions hereof, and further certifies that Developer will not enter into any such conflicting agreement during the term of this Agreement . (d) Developer may only subcontract any of the services contemplated by this Agreement to a third party with the prior written consent of Company . (e) Developer and Company shall each provide assistance as reasonably requested by the other to facilitate Developer’s creation of Deliverables and Company’s evaluation and testing of Deliverables developed and delivered by Developer under any Statement of Work . 2. Delivery and Acceptance . (a) Developer shall use its best commercial efforts to complete the Development Task, and to deliver to Company all applicable Deliverables, in accordance with the Development Schedule . (b) Upon delivery to Company any Deliverable, Company shall evaluate such Deliverable for conformity to the Task Description and Specifications . Company shall use reasonable efforts to provide Developer, within sixty (60) days after delivery of such Deliverable, with written acceptance thereof, or a statement of defects to be corrected . Developer shall promptly correct such defects and return the corrected Deliverable for retesting and reevaluation, at no additional charge, and Company shall use all reasonable efforts to provide Developer, within 30 days after such redelivery, with written acceptance or a statement of defects . 3. Changes . Company reserves the right to make such changes in the Development Tasks, Deliverables and Specifications as may be necessary or desirable, and Developer will use its best commercial efforts to implement any such changes at no additional cost to Company and without delaying the delivery of the Deliverables . In the event that the proposed change will, in the reasonable opinion of Developer, require additional costs or a delay the delivery of the Deliverables, then Company, in its sole discretion, may elect to withdraw its proposed change or require Developer to deliver the Deliverables with the proposed change, subject to the delay and/or additional expense . 3. Ownership, Licensing, and Limitations on Use . 1. Ownership . Effective immediately upon execution of this Agreement and subject only to Section 5 . 2 below, Developer hereby irrevocably transfers, conveys and assigns to Company without reservation and in perpetuity all right, title, and interest in the New Technology, including Intellectual Property Rights to such New Technology in all countries . Company shall have the exclusive right to apply for or register patents, copyrights, and such other proprietary protections as it wishes related to the New Technology . Developer agrees to execute such documents, render such assistance, and take such other action as Company may reasonably request, at Company’s expense, to apply for, register, perfect, confirm, and protect Company’s rights in the New Technology . Without limiting the foregoing, Company shall have the exclusive right to commercialize, prepare and sell products based upon, sublicense, prepare derivative works from, and otherwise use and exploit the New Technology . 2. Work for Hire . Effective immediately upon execution of this Agreement, the New Technology shall be deemed a “work made for hire” as that term is defined under Section 101 of the U . S . Copyright Act, and Company shall be considered the person for whom the work was prepared for the purpose of DocuSign Envelope ID: 036A0986 - F860 - 4070 - 8D0F - F6EC9537AFB9

DocuSign Envelope ID: 036A0986-F860-4070-8D0F-F6EC9537AFB9

portion thereof, is determined not to be a "work made for hire" under U.S. law or the law of any other jurisdiction, Effective immediately upon Developer's execution of this Agreement, Developer hereby assigns and agrees to execute anytime thereafter such written instruments and do such other acts as may be necessary in the opinion of Company to assign, to Company, without additional compensation, all of Developer's right title and interest in and to such New Technology and any and all other creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection that are conceived or developed by Developer, alone or with others, in connection with the Development Tasks, whether or not conceived or developed during regular business hours.

3.3 Patents, Copyrights, Trademarks. Developer shall not seek patent, copyright, trademark, registered design or other protection for any rights in the New Technology, or in any way communicate to any third party the nature of or details relating to any such manufacture or work, but shall promptly communicate all information regarding the same to Company. Company shall own all Intellectual Property Rights in and to the New Technology, including, without limitations, inventions, discoveries, trademarks, service marks, trade dress, trade secrets, know how, names or ideas, whether or not patentable or subject to other forms of protection, made, created, developed, written or conceived by Developer during the entire period of Developer's work for Company.

3.4 Licenses. Company shall obtain all rights under this Agreement in any designs, inventions, discoveries, improvements, computer programs, tools and utilities and other works of authorship conceived or made by Developer related to the New Technology or the Product but excluding any designs, inventions, discoveries, improvements, computer programs, tools and utilities and other works of authorship conceived or made by Developer before or after the effective date of this Agreement for third parties who are not a party to this Agreement, with the exception of the New Technology and the Product ("***Pre-Existing Technology***"). Nothing in this Agreement shall be construed as a transfer or sale of rights except for the New Technology. Notwithstanding anything in this Agreement to the contrary, Developer hereby grants to Company and its Affiliates a nonexclusive, perpetual, irrevocable, royalty-free, fully paid-up, worldwide right and license to make, have made, modify, use, distribute, sell, sublicense and otherwise exploit any Pre-Existing Technology that may be included or embodied in the Deliverables, solely as part of or in connection with the New Technology, including improvements thereto. Furthermore, any other then-outstanding licenses offered by the Developer at the time of this Agreement shall immediately accrue to the benefit of Company rather than Developer.

3.5 Waiver of Moral Rights. Developer hereby waives any and all moral rights, including any right to identification of authorship or limitation on subsequent modification, that Developer (or its employees, agents or consultants) has or may have in any New Technology.

4. Developer Representations, Warranties, and Indemnities

4.1 Developer represents and warrants on a continuing basis:

(a) Ownership. Developer has and will have the right and power to make the assignments and other rights granted to Company pursuant to this Agreement and any Statements of Work.

(b) Independent Work. Except for New Technology that is in the public domain, the New Technology will have been independently created by Developer's employees or agents and use of the New Technology and Pre-Existing Technology by Company as contemplated herein will not depend on the acquisition of rights from any third party.

(c) No Infringement. Neither the New Technology nor the Pre-Existing Technology, nor the exercise by Company of any of the rights granted under this Agreement, will infringe or violate the rights of third parties, including, without limitation, property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark, copyright, patent or other Intellectual Property Rights,

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5 PFS:009868.0003.3325190.1 and be free of any liens, encumbrances or other similar claims . Moreover, no software, materials or technologies licensed by Developer are the subject of any pending or threatened claim or litigation of any nature, including, without limitation, any claim or litigation alleging a violation or infringement of any third party’s proprietary or Intellectual Property Rights . (d) Product Warranty . For a period o f forty - eight (48) months following the delivery date of the Product design (“ Warranty Period ”), or any change, improvement, or enhancement thereto, that the Product will materially conform to its written requirements and specifications . Developer shall, a t its expense, make all corrections and modifications requested by Company to correct any failures to comply with this warranty which may be discovered in the Product design and reported to Developer during such Warranty Period, and shall promptly deliver corrected versions to Company a s soon a s practicable after such notice . Developer shall make available to Company, at Company’s request and at no additional charge to Company, ongoing technical assistance during the Warranty Period . (d) Open Source . No Open Source Code will be used in, incorporated or integrated into, or bundled with the New Technology without Company’s prior written consent, except in each case for any software whose terms : (i) do not condition the use or distribution of such software on the disclosure, licensing, or distribution of the source code of the software, or any portion thereof, or (ii) otherwise materially limits Company’s freedom to seek full compensation in connection with marketing, licensing, or distributing the software, including, without limitation, products in which the software is embedded . If any such software becomes subject to any open source license agreement a s a result of intermingling or integration by Developer of Company’s proprietary code with any Open Source Code, Developer will notify Company within five (5) business days of such intermingling or integration . (e) Employees . Unless otherwise expressly agreed to by Company in writing, the Development Tasks will be performed by an employee of Developer . Developer shall pay all necessary employment - related taxes required by applicable laws and regulations . Developer also agrees to report employees’ income and withhold all required taxes f r om such income, as may be required by applicable laws and regulations . Developer will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for Company’s employees . In addition, Developer agrees that it will provide for workers’ compensation, unemployment, and all other coverage required under applicable local, state or federal laws . Finally, Developer shall a l s o ensure that all of its employees (and authorized subcontractors, if applicable) have acknowledged in writing their understanding of and acceptance of the provisions relating to work for hire and ownership of intellectual property rights in Section 3 and the Confidential Information provisions in Section 7 of this Agreement . (f) Compliance with Specifications . All Development Tasks shall materially comply with the Specifications, descriptions, and representations, including, without limitation, representations as to performance capabilities, completeness, configurations, and functions in each applicable Statement of Work . (g) Professional and Workman - Like . The Development Tasks will be performed in a timely and professional manner by qualified professional personnel and shall conform to the standards generally observed in the industry for similar services and to the Specifications stated in the applicable Statement of Work . (h) Compliance with Laws . Developer shall, at its own expense, comply with all laws, rules and regulations, and assume all liabilities or obligations imposed by such laws, rules and regulations, with respect to Developer’s performance of the Development Tasks . (i) Licenses . Developer represents and warrants that it can grant the licenses to Company in accordance with the terms set forth in this Agreement . DocuSign Envelope ID: 036A0986 - F860 - 4070 - 8D0F - F6EC9537AFB9

6 PFS:009868.0003.3325190.1 (j) No Breach . Developer represents and warrants that Developer’s performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Developer in confidence or in trust prior to the execution this Agreement, and Developer will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others . 4 . 2 Indemnity . Developer shall defend, indemnify and hold Company, its parent company and affiliates, its members, officers, directors, agents, employees, shareholders and assigns (the “ Indemnified Parties ”) harmless from and against any and all claims, demands, suits, causes of action, losses, penalties, obligations, damages, liabilities, costs and expenses (including but not limited to attorney’s fees) incurred by the Indemnified Parties related to, caused by, arising from or on account of (i) Developer’s failure to comply with any covenant, provision or agreement, including without limitation as a result of any breach or alleged breach of any of the representations and/or warranties described in Section 4 . 1 of this Agreement, or (ii) any actual or alleged infringement (including contributory infringement), misappropriation or other violation of any third party’s patents, copyrights, trade secret rights, trademarks or other Intellectual Property Rights of any nature in any jurisdiction, resulting from the use of the New Technology and/or the Pre - Existing Technology . DocuSign Envelope ID: 036A0986 - F860 - 4070 - 8D0F - F6EC9537AFB9

7 PFS:009868.0003.3325190.1 5. Payment; Release of Source Code . 5 . 1 Payment . In consideration of the duties and obligations of Developer and the rights granted to Company pursuant to this Agreement and the Statements of Work, Company shall paydown towards the agreed upon amount to Developer based upon ATM transactions for using the Product . Such advance payments shall be paid by Company on an ongoing basis until a maximum payment amount of Five Million, Five Hundred Thousand U . S . Dollars ( $ 5 , 500 , 000 USD) (the “ Payment Amount ”) is paid to Developer . All advance payments shall be paid in Bitcoin, and the amount of U . S . dollars paid for each transaction shall be calculated at the time of each transaction and according to the then - current CoinDesk Bitcoin Price Index (XBX) . For each ATM transaction, the advance payments payable to Developer until the full Payment Amount is reached shall be: · One percent (1%) of U.S. ATM transactions using the Product, excluding any Chivo ATM transaction; and · Zero point three five percent (0.35%) of Salvadoran or Chivo ATM transactions using the Product. Developer understands and acknowledges that, as the sole source of the payments it receives from Company pursuant to this Agreement is based upon advance payments from the usage of the Product in ATM transactions, Company makes no warranty that the full Payment Amount, or any specific payment amounts, will be received by Developer pursuant to this Agreement . 2. Release of Source Code . Developer shall, as security for the Payment Amount, hold the Source Code in an escrow account, which shall be released, along with such infrastructure access for the Product, to the Company upon Developer having received one - half (½) of the total Payment Amount . The Source Code release shall include build instructions, build scripts, databases, and all other tools or documentation necessary or desirable to create a working Product from the Source Code . Should Developer fail to provide the services required herein such that doing so would interrupt Company’s operations, then Company would be hereby granted the unrestricted use to the Source Code . The released Source Code shall be updated in a similar manner as the initial Release, and done so on a regular basis and, additionally, at the direction of Company . 1. In the case of an Emergency of failure to provide any services required herein, Developer shall release the Source Code to Company upon the occurrence of any of the following trigger events: · Developer files for bankruptcy or insolvency. · Developer ceases operations or discontinues the support of the software. · Developer fails to meet agreed - upon terms of this Agreement. · A personal emergency of principal for Developer or its subcontractors. · The occurrence of any other event that, in the reasonable judgment of the Company, constitutes an Emergency. 7. Confidentiality . DocuSign Envelope ID: 036A0986 - F860 - 4070 - 8D0F - F6EC9537AFB9

8 PFS:009868.0003.3325190.1 1. Restrictions on Disclosure and Use . Developer and Company agree to keep all Confidential Information in strict confidence . Developer and Company each agree that during and after the term of this Agreement they will not use any Confidential Information except in accordance with the provisions of and for the purposes of this Agreement, and that they will not disclose, copy or otherwise reproduce any Confidential Information to any third party without the prior written consent of the disclosing party . Developer and Company each further agrees that they shall safeguard the Confidential Information from disclosure and use commercially reasonable efforts to ensure non - disclosure, which efforts shall be commensurate with those they use to protect the confidentiality of their own confidential information . In the event that the receiving party becomes compelled by law or order of court or administrative body to disclose any Confidential Information of the disclosing party, the receiving party shall be entitled to disclose such Confidential Information, provided that (a) receiving party provides the disclosing party with prompt prior written notice of such requirements to allow the disclosing party to take any necessary action to safeguard the Confidential Information, including without limitation the issuance of a protective order, and (b) if required to do so, the receiving party shall furnish only that portion of the Confidential Information which is legally required to be disclosed and shall exercises commercially reasonable efforts to obtain assurances that the Confidential Information will be treated in confidence . The provisions of this Section 7 shall survive any termination of this Agreement . 2. Duty to Notify . Each party agrees to notify the other promptly in the event of any breach of its security under conditions in which it would appear that the Confidential Information is prejudiced or exposed to loss . Receiving party shall, upon request of the disclosing party, take all other reasonable steps necessary to recover any compromised Confidential Information disclosed to or placed in the possession of receiving party by virtue of this Agreement . The cost of taking such steps shall be borne solely by receiving party . 3. Irreparable Harm . Each party acknowledges that any breach of any of its obligations with respect to confidentiality or use of Confidential Information hereunder is likely to cause or threaten irreparable harm to the other party, and, accordingly, agrees that in such event disclosing party shall be entitled to seek equitable relief to protect its interest therein, including but not limited to preliminary and permanent injunctive relief, without posting a bond, as well as money damages . 4. Return of Confidential Information . Upon the request of either party and, in any event, when this Agreement has expired or terminated, the other party will promptly return to that party or destroy (a) all Confidential Information in receiving party’s possession or control and (b) all analyses, studies, or other materials, or part thereof, that were created by receiving party that are based on or contain Confidential Information of the other . 5. Duration of Confidentiality Obligations . A receiving party’s obligations with respect to Confidential Information under this Section 7 shall continue from the date of initial disclosure of any Confidential Information until five (5) years thereafter ; except that a receiving party’s confidentiality obligations with respect to any Confidential Information that constitutes a trade secre t under the federal Defend Trade Secrets Act of 2016 , 18 U . S . C . Chapter 90 , the Illinois Trade Secrets Act, 765 ILCS 1065 / 1 et seq . , or other applicable law shall remain for s o long a s such Confidential Information remains a trade sec r e t under applicable law 8. Term . This Agreement shall commence on the Effective Date and continue until all of the obligations of the parties have been performed in accordance to this Agreement and the Statement of Work or until earlier terminated as provided in this Agreement . Provided that Company may at any time prior to delivery of the Deliverables, terminate this Agreement for any reason, or no reason, upon thirty (30) days written notice to Developer . 9. General Provisions . DocuSign Envelope ID: 036A0986 - F860 - 4070 - 8D0F - F6EC9537AFB9

9 PFS:009868.0003.3325190.1 1. Assignment ; Successors . This Agreement is for the personal services of Developer and may not be assigned by Developer without the prior written authorization of Company . Company may freely assign its rights and obligations under this Agreement . This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties, their successors and their permitted assigns . 2. Governing Law ; Jurisdiction and Venue ; Arbitration . This Agreement shall be construed in conformity with the laws of the state of Illinois, without regard to conflict of law provisions . The parties agree that any dispute or controversy between them concerning this Agreement, or the breach thereof, shall be submitted to arbitration in Miami - Dade County, Florida, before a single arbitrator of the American Arbitration Assocation (“AAA”) . The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in Florida . No party to this Agreement will challenge the jurisdiction or venue provisions as provided in this Section . Nothing contained herein shall prevent the party from seeking, obtaining, and enforcing injunctive relief in any court of competent jurisdiction . The prevailing parties in any dispute in connection with this Agreement shall be entitled to recover from the non - prevailing parties all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the prevailing parties in connection with any such dispute . The foregoing notwithstanding, no arbitration shall be required should Developer stop providing services prior to the Release of the Source Code . Both parties agree that such a situation would lead to irreparable harm to Company for each day of service outage, that no relative harm would come to Developer, that it is in the public interest, and Company would win on the merits . 3. Counterparts . This Agreement may be executed via electronic signature and in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument . 4. Headings . The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof . 5. Entire Understanding . This Agreement and each Statement of Work hereunder, together with the Grant Agreement and the Operating Agreement, constitutes the entire understanding among the parties as to its subject matter, and supersedes any prior understanding and/or written or oral agreements among them with respect to its subject matter . 6. Severability . If any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect (a) any other provision or part of a provision of this Agreement nor (b) this Agreement’s validity, legality and enforceability in any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction . [Signature Page Follows] DocuSign Envelope ID: 036A0986 - F860 - 4070 - 8D0F - F6EC9537AFB9

SIGNATURE PAGE TO DEVELOPMENT SERVICES AGREEMENT IN WITNESS WHEREOF, the parties have executed this Development Services Agreement effective on the date first set forth above. ATHENA BITCOIN, INC. (“Company”) PSBC, LLC (“Developer”) By: Printed Name: Matias Goldenhorn Title: CEO By: Printed Name: Jordan Mirch Title: CEO (Managing Member) DocuSign Envelope ID: 036A0986 - F860 - 4070 - 8D0F - F6EC9537AFB9 PFS:009868.0003.3325190.1

DocuSign Envelope ID: 036A0986-F860-4070-8D0F-F6EC9537AFB9

EXHIBIT A

STATEMENT OF WORK

Development Tasks and Deliverables: Developer shall perform the following:

- Development of a Bitcoin ATM software platform (the "***Product***").
- Creation of platform infrastructure including servers within Amazon Web Services (AWS).
- Data migration of machine data, customer data, and transaction data from existing software platforms into the new platform.
- Assist Company in a pilot launch of new platform with a small number of machines.
- Perform full conversion of existing machines to the new platform.
- Provide training and onboarding of Company employees and/or contractors in the operation and use of new platform.

Specifications: The Product shall include a graphic user interface and all associated text shall be capable of being presented to the user in both the English and Salvadoran Spanish languages. The Product shall be compatible with at least the following Bitcoin ATM machines:

- Genmega Universal Kiosk 1
- Genmega Universal Kiosk 2
- American Kiosk
- General Bytes

Development Schedule: Developer shall deliver the Product to Company on or by June 18 2024.

Acceptance Testing: Prior to the pilot launch, Company shall be entitled to perform acceptance testing for up to sixty (60) days following receipt of the Product. Developer shall provide reasonable cooperation to Company in its performance of acceptance testing, and shall promptly address any errors or deficiencies identified by Company during acceptance testing.

Support Services: For a period of twelve (12) months commencing with the pilot launch, Developer shall provide the following additional services:

- Management of platform infrastructure including servers and integrations.
- Technical and operational support of the platform.
- Additional feature development as may be required by Company.
- User service training for comprehensive understanding of the Source Code and any other Deliverables and as part of the Development Task.

IN WITNESS WHEREOF, the parties have executed this Statement of Work to be incorporated by reference into that certain Development Services Agreement dated June 18, 2024.

ATHENA BITCOIN, INC.

DocuSigned by:

By: ______________________
526E86F7D2B4F9...

Printed Name: Matias Goldenhorn
Title: CEO

PSBC, LLC

DocuSigned by:

By: Jordan Mirch
592C6146DE6D461...

Printed Name: Jordan Mirch
Title: CEO (Managing Member)

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